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                                                                   EXHIBIT 13(m)

                               PURCHASE AGREEMENT
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         AGREEMENT dated this 6th day of September, 1996, by and between Armada
Funds (the "Trust"), a Massachusetts business trust, and 440 Financial Distributors, Inc. ("440 Financial"), a Massachusetts corporation.

         1. The Trust hereby offers 440 Financial and 440 Financial hereby purchases one Class T - Special Series 1 share of beneficial interest (no par value per share) representing interests in the Trust's Pennsylvania Municipal Fund at a price of $10 per share (collectively known as "Shares").

         2. 440 Financial hereby acknowledges receipt of one Share. The Trust hereby acknowledges receipt from 440 Financial of funds in the amount of $10 for such Share.

         3. 440 Financial represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         4. The names "Armada Funds" and "Trustees of Armada Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of January 28, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Armada Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 6th day of September, 1996.

                                          ARMADA FUNDS

Attest:

                                          By:/s/ Leigh Carter
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                                              Leigh Carter, President

                                          440 FINANCIAL DISTRIBUTORS, INC.

Attest:

                                          By:/S/Tammy Hall
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